[Translation]

Exhibit 10.52

STRICTLY PERSONAL AND CONFIDENTIAL

Montréal, August 10, 2009

Mr. Michel Dagenais

[ ]

Montréal, Québec

H2B 2P6

Dear Michel,

As a result of recent changes to Domtar’s organizational structure and further to our discussions, this confirms our agreement relative to your departure at a date to be determined later by the undersigned.

As of such date (“Departure Date”), you will resign from your position as an officer of Domtar Corporation and you will no longer be required to provide services as an employee. However, you will retain the status of an active employee until December 31, 2009 (“Termination Date”) and will retire as of January 1, 2010 ( “Retirement Date”).

Your vacation days owing at the Departure Date and, if necessary, a part of your severance payment, will be used to maintain your base salary from the Departure Date to the Termination Date.

Your continuing employment between the date hereof and the Departure Date and the maintenance of your salary and benefits during this period of continued employment will be conditional on: (1) your remaining as an active employee until the Departure Date; (2) no event constituting “cause” for termination of your employment occurring during that time; (3) your signing the attached Release and its taking effect irrevocably in accordance with its terms and conditions; and (4) your not defaulting on the terms and conditions of this letter. In addition, in order to receive the severance payment and all the benefit stipulated hereinbelow in this letter dated August 10, you will be required to sign an additional release on December 31, 2009, to take effect at the Termination Date.

Severance Pay

Subject to your acceptance of this letter, your agreement to continue in your position until your Departure Date and your signature of the attached Release, you will receive, within 30 days of the Termination Date, severance pay corresponding to two (2) years’ base salary ($770,000) less the customary source deductions. The said severance pay may be reduced, if necessary, in accordance with the provisions of the foregoing paragraph.

The said severance pay includes the prior notice to which you are entitled under the applicable laws regardless of whether you sign the Release.

At your request, we will deduct from your severance pay the amount that you are entitled to transfer into your RRSP.

Group Insurance

You will maintain coverage under the current group insurance program, except disability coverage, until the expiry of a period of two years from the Termination Date or the date when you find alternative employment, whichever occurs earlier.

[Translation]

Vacation

Vacation days accrued but not paid at the Departure Date that are not used between the Departure Date and the Termination Date will be paid to you separately within 30 days following the Termination Date.

Annual Incentive Plan

You will be eligible for the 2009 Annual Incentive Plan. The payment, if any, will be based on the Corporation’s performance relative to the predetermined performance criteria and will be calculated based on your base salary for 2009. Your bonus target for 2009 is 58.75%. Payment will be made in the year following the termination of employment at the same time as payment to all other employees and, in any event, no later than March 15 of the said calendar year.

Executive Stock Option Plan

Your termination of employment will be treated as an involuntary termination for purposes of this Plan.

Consequently, after the Termination Date, vesting of stock options granted to you under the Plan will cease and, subject to the provisions of the said Plan, you may exercise options that are vested at the Termination Date within 60 days following the Termination Date. All non-vested options at the Termination Date will be cancelled at that date.

Omnibus Plan

Your termination of employment will be treated as an involuntary termination for purposes of this Plan.

Consequently, after the Termination Date, vesting of stock options granted to you pursuant to this Plan will cease and, subject to the provisions of the said Plan, you may exercise options that are vested at the Termination Date within 90 days following the Termination Date. All non-vested options at the Termination Date will be cancelled at that date.

In addition, under the rules of this Plan, any Restricted Stock Units (RSUs) and Performance Conditioned Restricted Stock Units (PCRSUs) granted to you but not vested at the Termination Date will be cancelled.

For more information, please contact Josée Turgeon, at 514-848-5555 ext. 85475.

Pension Plans

A statement of benefits vested under the various pension plans of which you are a member will be provided to you at the Termination Date.

Solicitation and Hiring of Employees

You agree that for two years from the Termination Date, you will not directly or indirectly solicit or attempt to solicit any employee of Domtar with whom you have worked during your employment with a view to inducing such employee to resign from or terminate employment with Domtar.

Outplacement Services

Domtar is offering you outplacement services with an outside firm for a period of twelve months. The firm will be selected by mutual consent. Services will commence at your convenience during the next twelve months.

[Translation]

Financial Counselling

For a period of 12 months from the Termination Date, you will be entitled to the reimbursement of financial counselling fees up to a maximum of $5,000.

Please advise of your acceptance of the terms of this agreement by signing one of the two originals of the letter as well as the Release and returning them to me no later than August 13, 2009. Upon receipt of your acceptance, we will make the payment within the agreed times.

Yours truly,

/s/ John D. Williams

John D. Williams

President and Chief Executive Officer

I accept the terms and conditions contained in this letter.

/s/ Michel Dagenais	/s/ Rosy Cheong Youne
Michel Dagenais	Witness

August 10, 2009	August 10, 2009
Date	Date

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